SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

COLUMBIA BANKING SYSTEM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1301 “A” Street

Tacoma, Washington 98402

March 17, 2006

Dear Shareholder:

We are pleased to invite you to Columbia Banking System’s Annual Meeting of Shareholders. The meeting will be at 1:00 p.m. on Wednesday, April 26, 2006 at the Greater Tacoma Convention & Trade Center, 1500 Broadway, Tacoma, Washington 98402.

At the meeting, you and the other shareholders will be asked to approve the election of nine directors to the Columbia Board. In addition, we are asking you to approve an amendment to our Employee Stock Purchase Plan to increase the number of shares available for issuance under the plan. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find additional information concerning Columbia and its operations, including its audited financial statements, in the enclosed Annual Report for the year ended December 31, 2005.

We hope that you can join us on April 26th. Whether or not you plan to attend, please sign and return your proxy card as soon as possible. Your opinion and your vote are important to us. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

William T. Weyerhaeuser Chairman	Melanie J. Dressel President and CEO

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 26, 2006

TIME	1:00 p.m. on Wednesday, April 26, 2006

PLACE	Greater Tacoma Convention & Trade Center 1500 Broadway, Tacoma, Washington

ITEMS OF BUSINESS	(1)	To elect nine directors to serve on the Board until the 2007 Annual Meeting of Shareholders.

	(2)	To amend Columbia’s Employee Stock Purchase Plan to increase the number of shares available under the Plan.

	(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on Wednesday, March 1, 2006.

VOTING BY PROXY

Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the Proxy Statement and on your enclosed proxy form.

By Order of the Board

Cathleen L. Dent

Secretary

This proxy statement and the accompanying proxy card are being distributed on or about March 17, 2006

i

ii

COLUMBIA BANKING SYSTEM, INC.

1301 “A” Street

Tacoma, Washington 98402-4200

(253) 305-1900

PROXY STATEMENT

The Board of Directors is soliciting proxies for this year’s Annual Meeting of Shareholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board set March 1, 2006 as the record date for the meeting (the “Record Date”). Shareholders who owned Columbia common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 15,949,730 shares of Columbia common stock outstanding on the Record Date.

Voting materials, which include this Proxy Statement and a proxy card, together with the 2005 Annual Report are being mailed to shareholders on or about March 17, 2006.

ABOUT THE MEETING

Why am I receiving this Proxy Statement and proxy card?

You are receiving this Proxy Statement and proxy card because you own shares of Columbia common stock. This Proxy Statement describes issues on which we would like you to vote.

When you sign the proxy card you appoint William T. Weyerhaeuser and Melanie J. Dressel as your representatives at the meeting. Mr. Weyerhaeuser and Ms. Dressel will vote your shares at the meeting as you have instructed on the proxy card. This way, your shares will be voted even if you cannot attend the meeting.

Who is soliciting my proxy and who is paying the cost of solicitation?

Columbia’s Board of Directors is sending you this Proxy Statement in connection with its solicitation of proxies for use at the 2006 Annual Meeting. Certain directors, officers and employees of Columbia and its banking subsidiaries, Columbia State Bank and Bank of Astoria, may solicit proxies by mail, telephone, facsimile or in person.

Columbia will pay for the costs of solicitation. Columbia does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of Columbia common stock. However, management may, if it determines it necessary to acquire to obtain the requisite shareholder vote, to retain the services of Georgeson Shareholder Communications, Inc. to aid it in the solicitation of proxies.

What am I voting on?

At the Annual Meeting you will be asked to vote on (i) the election of nine directors to serve on the Board until the 2007 Annual Meeting of Shareholders or until their successors have been elected and have qualified; and (ii) an amendment to the Employee Stock Purchase Plan (“Plan”) to increase the number of shares available for issuance under the Plan.

Who is entitled to vote?

Only shareholders who owned Columbia common stock as of the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

How do I vote?

You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the prepaid envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Internet voting.

You may also grant a proxy to vote your shares by means of the Internet. The Internet voting procedures below are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly.

For shares registered in your name.

As a shareholder of record, you may go to http://www.proxyvote.com to grant a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.

For shares registered in the name of a broker or bank.

Most beneficial owners, whose stock is held in street name, receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ Web site at http://www.bsg.adp.com.

General information for all shares voted via the Internet.

We must receive votes submitted via the Internet by 11:59 p.m. on April 19, 2006. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Columbia’s Secretary either a notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, Mr. Weyerhaeuser and Ms. Dressel, as the persons named as proxy holders on the proxy card, will vote as recommended by the Board of Directors. The Board recommends a vote FOR the election of the nominated directors listed in this Proxy Statement and FOR the amendment to the Plan.

If any other matters are considered at the meeting, Mr. Weyerhaeuser and Ms. Dressel will vote as recommended by the Board of Directors. If the Board does not give a recommendation, Mr. Weyerhaeuser and Ms. Dressel will have discretion to vote as they think best.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are registered in your name and you do not return your proxy card or do not vote in person at the Annual Meeting, your shares will not be voted.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the election of directors only. If no instructions are given with respect to amending the Plan, your broker cannot vote your shares.

How many votes are needed to hold the Annual Meeting?

A majority of Columbia’s outstanding shares as of the Record Date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has properly submitted a proxy card. As of the Record Date for the Annual Meeting, 15,949,730 shares of Columbia common stock were outstanding and eligible to vote. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

What vote is required to elect directors?

The nine director nominees who receive the highest number of FOR votes will be elected. You may vote FOR all or some of the nominees or WITHHOLD AUTHORITY for all or some of the nominees. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

What vote is required to amend the Plan?

The affirmative FOR vote of a majority of those shares present and entitled to vote are required to amend the Plan. You may vote FOR, AGAINST or ABSTAIN from amending the Plan. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Can I vote on other matters?

Columbia has not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and the Board of Directors does not know of any other matters to be brought before the Annual Meeting.

When are proposals for the 2007 Annual Meeting due?

Proposals by shareholders to transact business at Columbia’s 2007 Annual Meeting must be delivered to Columbia’s Secretary no later than November 28, 2006, in order to be considered for inclusion in Columbia’s proxy statement and proxy card and should contain such information as is required under Columbia’s Bylaws. Such proposals will need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Columbia-sponsored proxy materials. In order for a shareholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by Columbia no later than November 28, 2006 and should contain such information as required under Columbia’s Bylaws. If we do not receive notice of a shareholder proposal within this timeframe, the persons named as proxies in such proxy statement and form of proxy will use its discretionary authority to vote the shares it represents as the Board may recommend.

How do I nominate someone to be a director?

In order for a shareholder to nominate a director for consideration at an annual meeting, the shareholder must provide a written notice that contains the information required by our Bylaws to the Chairman of the Board, c/o Columbia ‘s Corporate Secretary not less than 120 days in advance of the first anniversary of the date our proxy statement was mailed to shareholders for the preceding year’s annual meeting. We did not receive any such nominations for directors for the 2006 annual shareholders meeting. For our annual meeting in 2007, we must receive this notice by November 28, 2006. You can obtain a copy of the full text of the bylaw provision by writing to the Corporate Secretary, 1301 “A” Street, Tacoma, Washington 98402. A copy of our bylaws was filed with the SEC as an exhibit to our report on Form 10-Q filed May 5, 2005.

You may contact Columbia’s Corporate Secretary for a copy of the detailed procedures regarding the requirements for making shareholder proposals and nominating director candidates.

STOCK OWNERSHIP

Are there any owners of more than 5% of Columbia’s stock?

As of December 31, 2005, the following shareholder owned more than 5% of the outstanding shares of Columbia common stock:

Name and Address	Number of Shares	Percentage
Barclays Bank PLC	1,033,710	6.53%
45 Fremont Street, San Francisco, CA 94105

How much stock do Columbia’s directors and executive officers own?

The following table shows, as of December 31, 2005, the amount of Columbia common stock directly owned (unless otherwise indicated) by (a) each director and director nominee; (b) the executive officers named in the Summary Compensation Table below; and (c) all of Columbia’s directors and executive officers as a group. Except as otherwise noted, Columbia believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have or share with a spouse voting and investment power with respect to the shares. Beneficial ownership is determined under the rules of the SEC and includes shares that could be acquired within 60 days through the exercise of an option or other right. All share numbers and prices have been adjusted for applicable stock splits and stock dividends.

Name	Position	Number(1)		Percentage(1)
William T. Weyerhaeuser	Chairman of the Board	222,196	(2)	1.4%
Melanie J. Dressel	Director, President and Chief Executive Officer	89,343	(3)	*
John P. Folsom	Director	29,108	(4)	*
Frederick M. Goldberg	Director	12,844	(5)	*
Thomas M. Hulbert	Director	37,465		*
Thomas L. Matson, Sr.	Director	134,367		*
Andrew McDonald	Executive Vice President, Chief Credit Officer	699	(6)	*
Mark W. Nelson	Executive Vice President, Chief Banking Officer	12,469	(7)	*
Daniel C. Regis	Director	7,000		*
Donald Rodman	Director	21,919	(8)	*
Gary R. Schminkey	Executive Vice President, Chief Financial Officer	24,423	(9)	*
Evans Q. Whitney	Executive Vice President, Human Resources	69,339	(10)	*
James M. Will	Director	22,907		*
Directors and executive officers as a group (13 persons)		684,079		4.3%

*	Represents less than 1% of Columbia’s outstanding common stock.

(1)	The number and percentages shown are based on the number of shares of Columbia common stock deemed beneficially held under applicable securities regulations, including options or other rights exercisable on March 1, 2006, 60 days after December 31, 2005 as follows: Ms. Dressel 26,135 shares; Mr. Folsom 5,741 shares; Mr. Hulbert 3,640 shares; Mr. Matson 5,741 shares; Mr. Rodman 5,741 shares; Mr. Schminkey 8,865 shares; Mr. Weyerhaeuser 1,103 shares; Mr. Whitney 16,101 shares; Mr. Will 5,741; and directors and executive officers as a group 89,308 shares.

(2)	212,249 shares are held indirectly by WBW Trust No. One, for which Mr. Weyerhaeuser is the trustee with sole voting and investment power.

(3)	Includes 51,134 shares held in Ms. Dressel’s Family LLC, 2,407 shares held by a corporation owned by Ms. Dressel and her spouse, 5,622 shares held in Ms. Dressel’s 401(k) and 20 shares held by Ms. Dressel’s children.

(4)	Includes 8,550 shares held indirectly in Mr. Folsom’s IRA and 950 shares held in Mrs. Folsom’s IRA.

(5)	Includes 2,801 shares held by a partnership for the equal benefit of Mr. Goldberg and his mother over which Mr. Goldberg exercises investment power and 1,793 shares held in Mr. Goldberg’s IRA.

(6)	Includes 455 shares held in Mr. McDonald’s 401(k).

(7)	Includes 386 shares held in Mr. Nelson’s 401(k).

(8)	Includes 722 shares held in Mrs. Rodman’s IRA, 579 shares held in Mr. Rodman’s IRA, 12,877 shares held in a Living Trust for the benefit of the Rodman estate.

(9)	Includes 7,471 shares held in Mr. Schminkey’s 401(k).

(10)	Includes 4,604 shares held in Mr. Whitney’s IRA accounts, 141 shares held by Mr. Whitney as custodian for his grandchildren; 2,801 shares held in a brokerage account for Mr. Whitney’s mother, over which Mr. Whitney exercises investment power.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

How many directors are nominated?

Columbia’s Bylaws provide that the number of directors to be elected by the shareholders will be at least five and not more than 25. Under the Bylaws, the Board has authority to decide the exact number of directors to be elected within these limits. The Bylaws further provide that up to two directors may be added by the Board between annual meetings of the shareholders. No new directors have been nominated since the 2005 Annual meeting. Columbia’s Board has fixed the number of directors to be elected at the Annual Meeting at nine and has nominated the persons listed on the following pages for election as directors to serve until the 2007 Annual Meeting or until their successors are elected.

What is the retirement age for directors?

Columbia’s Bylaws provide that any person who has attained the age of 75 prior to the next meeting of shareholders may not stand for election.

What happens if a nominee refuses or is unable to stand for election?

The Board may reduce the number of seats on the Board or designate a replacement nominee. If the Board designates a substitute, shares represented by proxy will be voted FOR the substitute nominee. The Board presently has no knowledge that any of the nominees will refuse or be unable to serve.

Who are the nominees?

Information regarding each of the nominees is provided below, including each nominee’s name and age, principal occupation during the past five years, and the year first elected as a director of Columbia, its predecessor corporation or one of its former or current subsidiaries. All of the nominees are presently directors of Columbia and Columbia Bank, and certain of the directors also serve on the Board of Bank of Astoria.

Melanie J. Dressel	Director since 1998

Ms. Dressel, 53, was named Chief Executive Officer of Columbia in February 2003 and continues to serve as the Company’s President. From January 2000 prior to her appointment, Ms. Dressel was the President and Chief Operating Officer of Columbia, having served prior to that time and since May 1997 as Executive Vice President. She has also served as President and Chief Executive Officer of Columbia Bank since January 2000, having served prior to that time and since July 1998 as President and Chief Operating Officer, and from May 1997 to July 1998, as Executive Vice President. Ms. Dressel, who has over 20 years of banking experience, joined Columbia Bank in 1993, serving as Senior Vice President and Private Banking Manager until May 1997. Ms. Dressel also serves on the Board of Bank of Astoria

John P. Folsom	Director since 1997

Mr. Folsom, 62, is president of Brown & Brown, Inc. of Washington, formerly Raleigh, Schwarz & Powell (insurance brokers and consulting), Tacoma, Washington, since 1989.

Frederick M. Goldberg	Director since 2003

Mr. Goldberg, 66, has been a shareholder of SaltChuk Resources, Inc., Seattle, Washington, since 1982 and is currently a member of the Executive Committee and chairman of the Audit Committee of that company. Mr. Goldberg has been a managing partner of Goldberg Investments since 1986. Mr. Goldberg has also been chairman of the board of Panorama City, Lacey, Washington, since 1990 and Gibbons Lane Vineyard, Tenino, Washington, since 1997.

Thomas M. Hulbert	Director since 1999

Mr. Hulbert, 59, has been the president and chief executive officer of Winsor Corporation (lighting technologies), Olympia, Washington, since 1996 and the president and chief executive officer of Hulco, Inc. (real estate investments), Olympia, Washington, since 1984.

Thomas L. Matson, Sr.	Director since 1998

Mr. Matson, 68, has been the Chairman of Tom Matson Dodge, Inc. (automobile dealership), Auburn, Washington, since 1963. Mr. Matson served as the chairman of Cascade Bancorp, Inc. and its subsidiary, Cascade Community Bank, Auburn, Washington, from 1990 to 1997, when those institutions were acquired by Columbia.

Daniel C. Regis	Director since 2003

Mr. Regis, 66, has been part owner and managing director of Digital Partners, LLC, Kirkland, Washington since January 2000. He is currently a director of two other public companies; Cray, Inc. and Art Technology Group. Mr. Regis was president and a managing partner of Kirlan Venture Capital, a Seattle based company, from June 1996 until June 1999. Mr. Regis was a certified public accountant and a partner at Price Waterhouse from 1964 until 1996.

Donald Rodman	Director since 1991

Mr. Rodman, 67, has been the owner and the Vice President of Rodman Realty, Longview, Washington, since 1961. Mr. Rodman also serves on the Board of Bank of Astoria.

William T. Weyerhaeuser	Director since 1998

Mr. Weyerhaeuser, 62, is the Chairman of the Board of Columbia. He is a clinical psychologist who retired from private practice in Tacoma, Washington in 1998. Mr. Weyerhaeuser is currently the chairman of the board of EDEN Bioscience Corporation and Vice Chairman of Potlatch Corporation (forest products), each of which has a class of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. From 1984 to July 2000, Mr. Weyerhaeuser was also the owner and chairman of the board of Comerco, Inc. (holding company for the Yelm Telephone Company), Tacoma, Washington.

James M. Will	Director since 1993

Mr. Will, 59, serves as the president of Titus-Will Enterprises (automobile leasing and property management), Tacoma, Washington and also as president of that company’s subsidiary, Titus-Will Chevrolet, Cadillac & Hyundai, Olympia, Washington. Prior to that time and since 1969, Mr. Will was the president of Tam Engineering Corp. (automotive engine re-manufacturing), Tacoma, Washington.

The Board of Directors unanimously recommends a vote “FOR” the nominees for director.

What committees has the Board established?

The Board of Directors has established an Audit Committee, Personnel and Compensation Committee and a Nominating Committee.

Audit Committee.    The Audit Committee is comprised of four directors, each of whom are considered “independent” as defined by the Nasdaq listing standards. The Audit Committee operates under a formal written charter, first adopted in 2000, and amended and approved by the Committee and adopted by the Board in 2003. Current members of the Audit Committee are: Messrs. Folsom (Chairman), Hulbert, Regis and Will. Mr. Regis has been identified as the qualified “Audit Committee Financial Expert” as required by SEC guidelines under the Sarbanes-Oxley. The committee held nine meetings during the year.

The Audit Committee is responsible for the oversight of the quality and integrity of Columbia’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of the independent auditors to perform audit and non-audit services and related fees;

•	meet independently with the internal auditing department, independent auditors and senior management;

•	review the integrity of the financial reporting process;

•	review the financial reports and disclosures submitted to appropriate regulatory authorities; and

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters.

Personnel and Compensation Committee.    The Personnel and Compensation Committee is comprised of four directors, each of whom are considered “independent” as defined by the Nasdaq listing standards and operates under a formal charter. The Personnel and Compensation Committee reviews the performance of Columbia’s Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. The Personnel and Compensation Committee reviews employee benefit plans as needed. In addition the Personnel and Compensation Committee:

•	administers all employee benefit plans; and

•	makes determinations in connection with compensation matters as may be necessary or advisable.

The Personnel and Compensation Committee meets as needed, but at least annually. Current members of the Personnel and Compensation Committee are: Messrs. Hulbert (Chairman), Goldberg, Matson and Rodman. There were eight meetings of the Personnel and Compensation Committee during 2005.

Nominating Committee.    The Nominating Committee is comprised of four directors, each of whom are considered “independent” as defined by the Nasdaq listing standards and is responsible for recommending a slate of directors to the full board for election at the annual meeting and appointing directors to fill vacancies as they occur.

The Nominating Committee will consider nominees recommended by shareholders provided that the recommendations are made in accordance with the procedures described in this proxy statement under the section “About the Meeting—How do I nominate someone to be a director?” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria. The Nominating Committee operates under a charter. The Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Committee has not, nor does it anticipate adopting specific minimum qualifications for Committee-recommended nominees. The Committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by Columbia, and special skills. The Nominating Committee also evaluates whether the nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise.

Current members of the Nominating Committee are Messrs. Weyerhaeuser, Folsom, Hulbert and Matson. The chairman of the board is chairman of the Nominating Committee. The Nominating Committee held one meeting during 2005.

How often did the Board of Directors meet during 2005?

The Board met ten times during 2005. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Columbia directors are expected to attend annual shareholder meetings. Last year, all of our directors attended the annual shareholder meeting. The Board has determined that each member of the Board, except for Melanie Dressel who serves as an executive officer, meets the applicable laws and listing standards regarding “independence” required by Nasdaq and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. During 2005, the independent directors held four meetings.

How are directors compensated?

Columbia does not pay directors who are also employees of Columbia or Columbia Bank additional compensation for their service as directors. During 2005, each of Columbia’s outside directors received an annual retainer of $15,000 for serving on the Board. Each Director also received $750 per meeting for attendance of Board meetings. Mr. Weyerhaeuser, Chairman of the Board, received an additional $12,000 in retainer fees. The Chairman of the Audit Committee and Chairman of the Compensation Committee received additional retainer fees of $6,000 and $3,000 respectively for the year. Additionally, members of the Compensation and Nominating Committees received $500 for attendance of their meetings and Audit Committee members received an additional $1,000 per meeting attended. In 2005 each outside director also received a restricted stock award for 2,000 shares of Columbia common stock. Under the terms of the respective agreements, 500 shares vested upon grant, and the remaining shares are held in escrow and vest in 500 increments on October 1, 2005, at the 2006 annual meeting and at the 2007 annual meeting.

From time to time, Columbia authorizes the grant of nonqualified stock options or other stock rights to its directors. The options that are granted under the Plan vest (i.e. become exercisable) three years from the date of grant, unless earlier vesting is approved by the Personnel and Compensation Committee. The options may be exercised for a period of five years after they vest. If a director dies, becomes disabled, or retires (defined to mean a termination of directorship with at least five years of service or after attaining the age of 75), all options (whether or not vested) become immediately exercisable and may be exercised by the director or the director’s estate for a period of five years or until the expiration of the stated term of the option. If a director terminates service on the Board for any reason other than death, disability or retirement, all options, to the extent then exercisable, must be exercised within 90 days unless the term for exercise is extended by the Board. If any director is terminated for cause, all options will immediately terminate. Any additional option grants, which may be approved from time to time in the discretion of the Personnel and Compensation Committee and the Board, are generally subject to the Director’s attendance of at least 75% of the meetings of the Board and all committees of which the director is a member, with the exception of certain conflicts, which are excused.

In 2001, Columbia implemented a long-term care program for directors serving at that time, which provides benefits in the event those individuals become chronically ill. The coverage is for a period of 3 years up to a lifetime, depending on the age of the director, and the amount of the benefit is based on the director’s years of service with Columbia after the inception of the long-term care program. Columbia paid a one-time premium for the long-term care policies. Expenses are allocated to the directors participating in the program for 2005 as follows: Ms. Dressel ($9,446), Mr. Folsom ($7,996), Mr. Hulbert ($9,854), Mr. Matson ($12,093), Mr. Rodman ($11,289), Mr. Weyerhaeuser ($9,584) and Mr. Will ($7,390). The benefit vests over a 5 year period provided that the directors are fully vested if (1) they obtain the age of 75, (2) they are not re-elected to the board, (3) they become disabled, or (4) there is a change of control of Columbia. If a director is terminated for cause, the director must reimburse Columbia for the full premium paid. A director must reimburse a percentage of the premium if the director voluntarily resigns or chooses not to run for re-election. The long-term care program was available to all Columbia directors, including executive officers that were also directors. Columbia has purchased Bank Owned Life Insurance policies to fund this program. The Board has no plans to extend the program to include future officers or directors.

Corporate Governance

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. Columbia operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed Sarbanes-Oxley that, among other things, established, or provided the basis for a number of corporate governance standards and disclosure requirements. In addition, Nasdaq adopted changes to its corporate governance and listing standards. In response to such changes, the Board reviewed Columbia’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of Sarbanes-Oxley and the revised listing standards of Nasdaq. As a result, we have taken steps to implement these rules and listing standards. In particular, we have:

•	adopted a corporate governance policy;

•	adopted a Code of Ethics for the principal executive officer and senior financial officer;

•	revised our Code of Conduct pertaining to all directors and employees of Columbia, Columbia Bank and Bank of Astoria; and

•	commenced holding regularly scheduled formal meetings of the Company’s non-management directors, separate from management.

Communication with the Board of Directors

Shareholders and other interested parties may communicate with the Board by writing to the Chairman of the Board c/o Columbia’s Corporate Secretary, Columbia Banking System, Inc., 1301 “A” Street, Tacoma,

Washington, 98402-4200. These communications will be reviewed by Columbia’s Corporate Secretary and if they are relevant to, and consistent with, the Company’s operations and policies, they will be forwarded to the Chairman of the Board.

You can access our current Audit and Nominating Committee charters, Corporate Governance Policy and Codes of Ethics and Conduct in the “Corporate Governance” section of our website at www.columbiabank.com, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402-4200.

EXECUTIVE COMPENSATION

The following section describes the compensation that Columbia pays its Chief Executive Officer and the next four most highly compensated executive officers (the “Named Executives”). This section includes:

•	a report of Columbia’s Personnel and Compensation Committee on executive compensation;

•	a graph showing comparative performance of Columbia’s common stock;

•	a detailed table showing compensation of the Named Executives for the last three years; and

•	information about stock options, stock rights and other benefits.

Report of the Personnel and Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Personnel and Compensation Committee of the Board of Directors of Columbia (the “Committee”) has furnished the following report on executive compensation for fiscal year 2005. The Committee report is intended to describe in general terms the process the Committee undertakes and the matters it considers in determining the appropriate compensation for Columbia’s executive officers, including the Named Executives.

Responsibilities and Composition of the Committee

The Committee is responsible for (1) establishing compensation programs for executive officers of Columbia designed to attract, motivate and retain key executives responsible for the success of Columbia as a whole; (2) administering and maintaining such programs in a manner that will benefit the long-term interests of Columbia and its shareholders; and (3) determining the salary, bonus, stock option, stock rights and other compensation of Columbia’s executive officers. The Committee serves pursuant to a Charter adopted by the Board of Directors.

The Committee is currently composed of Messrs. Hulbert (Chairman), Goldberg, Matson and Rodman.

Compensation Philosophy

Columbia’s long-term goal is to become one of the leading community banking companies headquartered in the Pacific Northwest, with a significant presence in selected markets, and to consistently increase earnings and shareholder value. Management believes that there continues to be opportunity for growth based upon its 40 branch footprint and the organization’s commitment to delivering exceptional customer service and quality products. Columbia’s strategy consists of the following elements:

•	Focus on relationship lending to small and medium-sized businesses, professionals and other individuals whom Columbia believes are under-served by larger banks in its market area and are attracted by Columbia’s emphasis on relationship banking;

•	Fund loan growth through a branch system and other delivery systems catering primarily to retail depositors, supplemented by business banking customer deposits and other borrowings;

•	Continue growth through a combination of expansion of market share through existing offices, establishing new offices in desirable markets, expanding products beyond traditional loan and deposit services, and acquiring bank and non-bank companies as promising opportunities arise; and

•	Control credit risk through established loan underwriting and monitoring procedures, loan concentration limits, product and industry diversification, and the hiring of experienced lending personnel with a high degree of familiarity with their market area.

The achievement of these goals is intended to create long-term value for Columbia’s shareholders, consistent with protecting the interests of depositors.

The Committee believes that compensation of Columbia’s Chief Executive Officer, other executive officers and key personnel should be based to a substantial extent on achievement of the goals and strategies that Columbia has established and enunciated.

When establishing salaries, bonus levels and stock awards for executive officers, the Committee considers (1) Columbia’s performance during the past year and recent quarters in meeting its financial and other performance goals, (2) the individual’s performance during the past year and recent quarters, and (3) the salaries of executive officers in similar positions with companies of comparable size, maturity and pursuing similar objectives, and other companies within the financial institutions industry. With respect to executive officers other than the Chief Executive Officer, the Committee takes into consideration the recommendations of the Chief Executive Officer. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time.

The Committee engages a compensation consultant to obtain executive compensation data from salary surveys reflecting peer group compensation data and to evaluate the information obtained in light of Columbia’s stated compensation objectives.

Compensation Programs and Practices

Columbia’s compensation program for executives consists of three key elements: (1) base salary, (2) a performance-based annual bonus, and (3) periodic grants of stock-based compensation.

The Committee believes that this three-part approach best serves the interests of Columbia and its shareholders. It enables Columbia to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short-term and long-term interests of shareholders. The variable annual bonus permits individual performance to be recognized and is based, in significant part, on an evaluation of the contribution made by the officer to Columbia’s overall performance. Other stock-based compensation relate a significant portion of long-term remuneration directly to stock price appreciation. This type of compensation is intended to align the interests of option holders and of Columbia’s shareholders, and further serve to promote an executive’s continued service to the organization.

Base Salary.    Base salaries for Columbia’s executive officers are based upon recommendations by the Chief Executive Officer taking into account such factors as the individual performance and contribution to the organization; the executive’s scope of responsibilities; and competitive industry salaries. To aid the Committee in determining appropriate levels of compensation, an outside compensation consultant is engaged by the Committee to provide market data and analysis on executive compensation. The Compensation Committee evaluates the information obtained in light of Columbia’s stated compensation objectives. The Committee also considers general economic conditions with the area and within the industry.

Annual Bonus.    Executive officers have an annual incentive (bonus) opportunity with awards based on the overall performance of Columbia and on specific individual performance targets. The performance targets may be based on one or more of the following criteria: maintaining sound asset quality, increasing earnings and return on equity and successfully pursuing Columbia’s growth strategy.

Other Stock-Based Compensation.    Columbia’s compensation philosophy recognizes that executive officers and other key management should have a meaningful portion of their competitive total compensation opportunity tied to shareholder return that is directly tied to our long-term vision of growth and profitability. Columbia’s use of stock-based compensation will be an important element of employee pay which will facilitate the alignment of management’s goals with the goals of the shareholders. Columbia’s use of stock-based compensation focuses on the principles that 1) stock based compensation is an important element of employee pay; 2) the grant of equity compensation will be based on performance measures; and 3) owning stock is an important ingredient in forming the partnership of the employee with the goals of the organization and the shareholders.

Stock Ownership Guidelines

In 1997, the Committee approved stock ownership guidelines, which were amended in January 1999, for its executive officers. The guidelines are intended to help closely align the financial interests of these officers with those of Columbia’s shareholders. Officers are expected to make continuing progress towards compliance with the guidelines during a five-year period.

The ownership guidelines are as follows: (1) senior executive officers (currently including the positions of Chief Executive Officer, President, and Chief Operating Officer) have a required minimum ownership of approximately 28,000 shares; and (2) Chief Banking Officer, the Chief Credit Officer, Chief Financial Officer and the Executive Vice President in charge of Human Resources have a required minimum ownership of approximately 21,000 shares.

The Board has also approved stock ownership guidelines that call for directors to achieve a stock ownership position of at least 7,000 shares within five years of joining the Board. At year-end 2005 all directors and executive officers that had been with the organization for five years or more had exceeded the ownership guidelines.

Chief Executive Officer Compensation

Ms. Melanie J. Dressel serves as President and Chief Executive Officer of Columbia Bank and has served as President and Chief Executive Officer of Columbia since February 2003. In evaluating the compensation of Ms. Dressel for services rendered in 2005, the Committee considered both quantitative and qualitative factors.

In looking at quantitative factors, the Committee reviewed Columbia’s 2005 financial results. Specifically, the Committee considered net income, earnings per share and other significant factors as follows:

•	net income and diluted earnings per share grew by 32% and 23% respectively.

•	total loans increased by 15% and total deposits increased by 8%.

•	improved Net Interest Margin, Return on Equity and Return on Assets.

•	successful integration of the Bank of Astoria into its operations.

•	Expansion of the King County Commercial Banking team.

In addition to these quantitative accomplishments, the Committee also considered certain qualitative accomplishments by Ms. Dressel in 2005. Specifically, the Committee recognized her leadership in strategically positioning Columbia as a recognized competitor in the banking industry and in Columbia’s market area, which helped to improve the Company’s earnings and stock appreciation by 32% and 14%, respectively, over 2004.

Policy With Respect to $1 Million Deduction Limit

It is not anticipated that the limitations on deductibility, under Internal Revenue Code Section 162(m), of compensation to any one executive that exceeds $1,000,000 in a single year will apply to Columbia or its subsidiaries in the foreseeable future. In the event that such limitations would apply, the Committee will analyze the circumstances presented and act in a manner that, in its judgment, is in the best interests of Columbia. This may or may not involve actions to preserve deductibility.

Conclusion

The Committee believes that for 2005 the compensation terms for Ms. Dressel, as well as for the other executive officers, were relatively conservative. Columbia has determined that a conservative approach to compensation of its top executives continues to be appropriate, despite continuing improvement in performance.

Thomas Hulbert, Chairman

Frederick Goldberg

Donald Rodman

Thomas L. Matson

Stock Performance Graph

The following graph shows a five-year comparison of the total return to shareholders of Columbia’s common stock, the Nasdaq U.S. Stock Index (which is a broad nationally recognized index of stock performance by companies traded on the Nasdaq National Market and the Nasdaq Small Cap Market) and the Columbia Peer Group (comprised of banks with assets of $1 billion to $5 billion, all of which are located in the western United States). The definition of total return includes appreciation in market value of the stock as well as the actual cash and stock dividends paid to shareholders. The graph assumes that the value of the investment in Columbia’s common stock, the Nasdaq and the Columbia Peer Group was $100 on December 31, 2000, and that all dividends were reinvested.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Columbia Banking System, Inc.	100.00	92.24	93.59	162.10	198.64	230.39
NASDAQ Composite	100.00	79.18	54.55	82.09	89.59	91.54
Columbia Peer Group	100.00	117.93	146.50	222.84	300.49	333.39

Compensation Tables

Summary Compensation Table

The following table shows compensation paid or accrued for the last three fiscal years to Columbia’s Chief Executive Officer and each of the Named Executives earning in excess of $100,000.

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards	Securities Underlying Options(#)	All Other Compensation(1)
Melanie J. Dressel, President and Chief Executive Officer	2005 2004 2003	$308,333 267,833 232,000	$130,000 50,000 116,000	-0- -0- -0-	-0- -0-	$28,453 17,823 27,497

Mark W. Nelson, Executive Vice President Chief Banking Officer	2005 2004 2003	$188,333 175,000 150,000	$60,000 25,000 64,593	-0- -0- -0-	-0- -0-	$16,843 17,161 10,096

Gary R. Schminkey, Executive Vice President, Chief Financial Officer	2005 2004 2003	$188,333 178,333 170,000	$60,000 25,000 50,000	-0- -0- -0-	-0- -0-	$16,007 15,903 15,703

Evans Q. Whitney, Executive Vice President, Human Resources Manager	2005 2004 2003	$170,000 170,000 170,000	$50,000 20,000 35,000	-0- -0- -0-	-0- -0-	$17,183 17,599 17,066

Andrew McDonald Executive Vice President, Chief Credit Officer	2005 2004	$162,500 87,500	$50,000 17,500	-0- -0-	5,000	$21,320 2,404

(1)	Amount shown for Ms. Dressel in 2005 includes $7,000 in 401(k) plan matching contributions, $10,860 in 401(k) and Deferred Compensation Plan discretionary contributions; $1,147 in split dollar insurance premiums and $9,446 in long-term care insurance premiums paid by Columbia.

Amount shown for Mr. Nelson in 2005 includes $4,580 in 401(k) plan matching contributions, $10,487 in 401(k) and Deferred Compensation Plan discretionary contributions; and $1,776 in split dollar insurance premiums.

Amount shown for Mr. Schminkey in 2005 includes $4,383 in 401(k) matching contributions, $10,800 in 401(k) and Deferred Compensation Plan discretionary contributions; and $824 in split dollar insurance premiums.

Amount shown for Mr. Whitney in 2005 includes $5,267 in 401(k) plan matching contributions, $9,300 in 401(k) and Deferred Compensation Plan discretionary contributions; and $2,616 in split dollar insurance premiums.

Amount shown for Mr. McDonald in 2005 includes $4,931 in 401(k) matching contributions; $8,796 in 401(k) and Deferred Compensation Plan discretionary contributions; $450 in Group term life premiums; and $7,143 contributed to Mr. McDonald’s Supplemental Compensation Plan.

Option Grants in 2005

No options were granted to the Named Executive Officers in 2005.

Option Exercises in 2005

The following table summarizes option exercises and the value of unexercised options held by the Named Executives during 2005.

Aggregated Option Exercises in Last Fiscal Year

and Year End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised Options at Year End(1)
			Exercisable	Un-exercisable	Exercisable	Un-exercisable
Melanie J. Dressel	3,310	$53,854	26,135	-0-	$450,067	-0-
Andrew McDonald	-0-	-0-	-0-	5,000	-0-	$34,450
Mark W. Nelson	-0-	-0-	10,500	-0-	$187,635	-0-
Gary Schminkey	3,310	$55,769	8,865	-0-	$154,516	-0-
Evans Q. Whitney	-0-	-0-	16,101	-0-	$278,816	-0-

(1)	In accordance with applicable rules of the SEC, values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $28.55, the closing sale price of Columbia’s common stock reported on the Nasdaq National Market on December 30, 2005, the last trading day of 2005. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

Other Employee Benefits

Employee Stock Purchase Plan.    Columbia also maintains an Employee Stock Purchase Plan (the “ESPP”) that was adopted in 1995 and amended in January 2000. The ESPP allows eligible employees to purchase shares of Columbia common stock at 90% of the lower of the market price at either the beginning or the end of each six-month offering period by means of payroll deductions. At the 2006 Annual Meeting, shareholders will be asked to amend the ESPP to increase the number of shares available for purchase (see Proposal No. 2).

Stock Option and Equity Compensation Plan.    Columbia had previously adopted a Stock Option Plan in 1988 that was last amended in 2000 and named the “Amended and Restated Stock Option Plan” (the “2000 Plan”). At the 2005 Annual Meeting, shareholders of Columbia approved amendments to the 2000 Plan to (i) increase the number of shares available under the 2000 Plan by 350,000 to an aggregate of 485,266; (ii) provide for the grant of restricted stock, stock appreciation rights and restricted stock units; and (iii) add a section that prohibits the repricing of options. The 2000 Plan was renamed the “Amended and Restated Stock Option and Equity Compensation Plan” (“2005 Plan”) and has a term of ten years. The 2005 Plan provides for awards of stock, including incentive stock options and nonqualified stock options, to all eligible employees and directors. As of December 31, 2005, 486,360 shares are subject to granted but unexercised options and 450,174 shares remain available for future grant.

Incentive Bonus Plan.    Columbia has in place a discretionary Incentive Bonus Plan for the benefit of certain employees. Contributions by Columbia are based upon year-end results of operations for Columbia and attainment of goals by individuals. The size of the bonus pool is based upon an assessment of Columbia’s performance as compared to both budgeted and prior fiscal year performance and the extent to which Columbia achieved its overall goals. Once the bonus pool is determined, the Chief Executive Officer or other executive officers, as appropriate, make bonus recommendations to the Personnel and Compensation Committee, within the limits of the pool, based upon an evaluation of individual performance and contribution to Columbia’s overall performance. In 2005, Columbia contributed $1,483,721 to the Plan.

Supplemental Executive Retirement Plan and Split Dollar Benefit.    In 2001, Columbia implemented a supplemental executive retirement plan (the “SERP”) for certain executive officers of Columbia (the “Executives”) to provide retirement benefits to those officers. The SERP is unsecured and unfunded and there are no plan assets. Columbia has purchased single premium Bank Owned Life Insurance (“BOLI policies”) on the lives of the Executives and other officers and intends to use income from the BOLI policies to offset SERP benefit expenses.

The SERP provides the Executives with lifetime retirement benefits generally targeted to be the lesser of a fixed initial amount or 60% of the Executive’s respective final full year of total compensation (as shown on the Form W-2). The SERP includes a number of restrictions on payment, including a requirement, subject to certain exceptions, that the Executive attain age 65 (62 in the event of a change in control). The SERP includes a number of potential adjustments to the date on which retirement payments are initiated and to the amount of the Executives benefit. These potential adjustments include provisions for early retirement at a reduced benefit amount, and a 2% annual inflation adjustment to benefit payments. Executives terminated pursuant to a change in control of Columbia, or disabled under any circumstances will be 100% vested, regardless of tenure. Other potential SERP adjustments include an elimination of benefits if the Executive violates non-competition requirements or is terminated for cause or resigns voluntarily before achieving 100% vesting. The retirement benefits are funded from accruals to a benefit account during the participant’s employment. The amount of the accrual is determined annually.

Associated with the SERP benefit is a death benefit for each Executive’s designated beneficiaries. Beneficiaries designated by an Executive are entitled to a split dollar share of the death proceeds from the life insurance policies on each Executive, which vary depending on the Executive’s age at death, employment status with Columbia at the time of death, and eligibility to receive SERP payments.

The estimated annual retirement benefit payable under the SERP for Ms. Dressel at age 65 is $294,688. The estimated maximum annual retirement benefit payable under the SERP upon attaining age 65 for Messrs. Whitney, Schminkey, and Nelson are $139,303, $206,937 and $161,627, respectively.

As of December 31, 2005, Ms. Dressel and Messrs. Whitney and Schminkey were 80% vested in the SERP and will attain 100% vesting during the third quarter of 2006, and Mr. Nelson was 30% vested and will attain full vesting during 2012.

Executive Deferred Compensation Plan.    In February 2004, the Board of Directors adopted a Deferred Compensation Plan known as the 401 Plus Plan (“EDCP”) for certain directors, a select group of senior management and key employees, as designated by resolution of the Board of Directors. The EDCP generally provides for the deferral of certain taxable income earned by participants in the EDCP. Non-employee directors may elect to have any portion, up to 100% of his or her director’s fees deferred. Designated officers or key employees may elect to defer annually under the EDCP up to 50% of his or her salary to be earned in the calendar year, and up to 100% of any cash bonuses.

Executive Employment and Severance Agreements

Ms. Dressel serves as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective August 1, 2004. The term of the employment agreement with Ms. Dressel is a rolling three year term that provides for termination by either party through a notice of non-renewal submitted at least 60 days prior to the anniversary of the agreement. The employment agreement with Ms. Dressel established her minimum annual salary at $275,000.

Ms. Dressel’s employment agreement provides that if her employment is terminated without cause or if she resigns for good reason, then she will receive salary and benefits for the greater of two years or the balance of the contract term, and all forfeiture provisions regarding any outstanding restricted stock or other compensation agreements will lapse. The employment agreement also provides for certain benefits and payments if Ms. Dressel’s employment is terminated in connection with a change in control (as defined in the agreement). In such event, in addition to the continued benefits and payment of base salary described above (as well as the lapsing of any forfeiture provisions), Ms. Dressel will receive an amount equal to two times any incentive payment she received during the year preceding her termination, and all of her stock options will fully vest. If these provisions of the employment agreement result in Ms. Dressel being taxed under Section 4999 of the Internal Revenue Code (relating to “golden parachute” payments), Columbia must reimburse her for the amount of such tax (exclusive of any additional tax imposed as a result of such reimbursement).

Columbia has also entered into Severance Agreements with Mark W. Nelson, Executive Vice President and Chief Banking Officer, Andrew McDonald, Executive Vice President and Chief Credit Officer, Gary R. Schminkey, Executive Vice President and Chief Financial Officer and Evans Q. Whitney, Executive Vice President. The severance agreements contain provisions, similar to those contained in the employment agreement discussed above that require payments in the event of termination of employment related to a change in control. Under the terms of the agreements, following termination arising out of a change in control situation, the executives are entitled to (i) receive their base salary (with the exception of Mr. Whitney whose agreement also provides for two times incentive compensation) for terms of two years; (ii) accelerate the vesting of options; and (iii) removal of restrictions on any restricted stock or other restricted securities, subject to Federal securities laws. These agreements also contain a covenant that they will not compete with Columbia in the State of Washington for up to three years (with the exception of Mr. Whitney whose agreement limits Mr. Whitney from competing in counties where Columbia does business for a period of two years) after the commencement of severance benefit payments. The terms of the severance agreements become operable only in certain circumstances involving a change in control.

PROPOSAL NO. 2: AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

General

In 1995, the Board of Directors and Shareholders of Columbia approved the original Employee Stock Purchase Plan (“Plan”). The Plan was subsequently amended by the Board in 2000 to make certain technical changes, as well as to (i) expand the eligibility of employee by removing the six-month employment requirement; (ii) decrease the number of offering periods to two by expanding the length of each period from three to six months; and (iii) add a “look-back” provision such that the purchase price of the stock purchased under the Plan is the lesser of the fair market value of the stock at the beginning of the “Offering Period” or the end of the “Offering Period.”

The Board believes that stock-based incentives are essential to attract and retain the services of employees as demonstrated by Columbia’s history. Encouraging ownership of Columbia’s common stock by employees promotes Columbia’s success by providing both rewards for exceptional performance and long-term incentives for future contributions helping to create an “ownership” mentality throughout the Company. Given that Columbia’s compensation levels are relatively moderate, the Board believes that stock-based compensation is an important element to maintain and attract the best people to help grow the Company and its earnings.

The Plan currently provides for the grant of up to 100,000 shares (as adjusted for stock dividends and stock splits) of Columbia common stock under the Plan. As of December 31, 2005, 224,740 shares of common stock had been issued, leaving only 6,905 shares remaining available for purchase (as adjusted for stock dividends and stock splits). The Board believes that the number of shares of common stock currently available for issuance will be insufficient to achieve the purposes of the Plan unless additional shares are authorized. Under the terms of the Plan, once all shares have been committed for purchase, unless additional shares are authorized, the Plan will automatically terminate.

Accordingly, the Board is proposing to increase the number of shares available under the Plan by 100,000 shares, from 6,905 to 106,905, increasing the percentage ratio of the amount of authorized shares available under the Plan as of December 31, 2005 to less than 1% of outstanding shares. The Board believes this is relative to or below many of the Company’s peer banks. The Board recommends that shareholders approve the amendment to the Plan in order to allow Columbia to continue to offer stock to employees as part of its overall compensation package. The material features of the Plan are summarized below. A copy of the full text of the Plan will be supplied without charge upon request.

Material Terms of the Plan

The current Plan qualifies as an “employee stock purchase plan,” within the meaning of Section 423 of the Internal Revenue Code of 1986 (“Code”). If approved, the amendment to the Plan will increase the number of shares available under the Plan to106,905 shares and extend the life of the Plan until all shares have been purchased, or the Plan is further amended in the future to add additional shares available for purchase under the Plan.

Terms and Conditions to Purchase

All employees (except for any shareholder who possesses 5% or more investment or voting power of Columbia stock) of Columbia or its subsidiaries are eligible to participate in the Plan. An employee may become a participant by authorizing Columbia to automatically deduct from each payroll an amount not less than 1%, which is credited to the employees’ Plan account. Offering Periods generally are available twice annually each January 1 and July 1 and run for a period of six months. On the first day of each Offering Period (“enrollment date”), a participant will be granted a right to purchase shares on the “exercise date” (the last day of the Offering Period), the number of which is determined by dividing the participant’s accumulated payroll deductions in his or her account by the purchase price. The maximum value of stock that can be purchased by a participant in any calendar year is $25,000 (determined at the time the right is granted).

The per share purchase price of the stock for each Offering Period is determined by taking 90% of the lesser of the price of Columbia’s common stock on the “enrollment date” and the “exercise date.” The Committee has the right to amend the purchase price in certain circumstances.

Unless otherwise notified, Columbia will automatically exercise the participant’s purchase right at the end of the Offering Period and issue the participant the maximum number of full shares which his or her accumulated payroll deductions will purchase. No fractional shares will be issued and any remaining funds not sufficient to purchase a whole share will be retained in the participant’s account for the subsequent Offering Period.

In the event of termination, all remaining payroll deductions in the participant’s account will be returned to the participant, or if applicable, a designated beneficiary.

Administration of Plan

The Plan is administered by the Personnel and Compensation Committee.

Tax Consequences

The following discussion summarizes the material federal income tax consequences to Columbia and participating employees in connection with the Plan under current provisions of the Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to income tax circumstances of any individual employee. Further, the discussion does not address the consequences of state, estate, inheritance, local or foreign tax laws.

A participant will not have taxable income when he or she acquires the right to purchase shares under the Plan on the enrollment date or when the shares are purchased on the exercise date. Instead, the participant will generally have taxable income only when he or she sells or otherwise disposes of the shares. If the participant holds onto the shares for more than two years after the applicable enrollment date and more than one year after the exercise date (the “qualifying holding period”), then gain realized from a sale of such shares will be taxed as ordinary income in an amount not to exceed the excess of the fair market value of the shares on the enrollment date over the amount paid for such shares. Any gain in excess of such amount will be taxed as long-term capital gain. If, after the qualifying holding period, the employee sells the stock for less than the purchase price, the difference is a long-term capital loss. If the participant sells the shares before the end of the qualifying holding period, then gain realized from a sale of such shares will be taxed as ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the amount paid for such shares. Any additional gain (or loss) is taxed to the stockholder as long-term or short-term capital gain (or loss). The exercise date begins the period for determining whether the gain (or loss) is short-term or long-term.

Columbia may deduct for federal income tax purposes an amount equal to the ordinary income recognized by a participant when he or she disposes of shares purchased under the Plan before the end of the qualifying holding period. However, it may not deduct any amount for shares disposed of after the qualifying holding period.

Voting to Amend the Plan

The affirmative vote of a majority of those shares present and entitled to vote are required to amend the Plan. Brokers do not have discretion to cast a vote FOR the amendment to the Plan without your direction. Therefore, if your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted.

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to the executive officers who are not directors or nominees for director of Columbia, including employment history for the last five years. All executive officers are elected annually and serve at the discretion of the Board of Directors.

Name	Age	Position	Has Served as an Officer of the Company since
Andrew McDonald(1)	47	Executive Vice President / Chief Credit Officer	2004
Mark W. Nelson(2)	54	Executive Vice President/Chief Banking Officer	2002
Gary R. Schminkey	48	Executive Vice President and Chief Financial Officer	1993
Evans Q. “Tex” Whitney	62	Executive Vice President/Human Resources	1993

(1)	Mr. McDonald joined Columbia Bank as an Executive Vice President and Chief Credit Officer in June 2004. Prior to joining Columbia Bank, Mr. McDonald was a Senior Vice President and Team Leader at U S Bank. Mr. McDonald’s experience in banking spans over 18 years and includes senior credit officer positions with US Bank and West One Bank, as well as, managing US Bank’s Media & Telecommunications group and South Puget Sound Commercial Banking group. Mr. McDonald previously held lending positions with Mellon Bank and Security Pacific.

(2)	Mr. Nelson joined Columbia Bank as an Executive Vice President and Senior Credit Officer in October 2002 and was appointed a director of Bank of Astoria in 2005. Prior to joining Columbia Bank, Mr. Nelson was a Senior Vice President and Chief Lending Officer at Whidbey Island Bank. Mr. Nelson’s experience spans over 30 years and includes executive positions with Evergreen Bank and Bank of America, as well as lending positions with Puget Sound National Bank and the Bank of California.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Columbia’s directors and executive officers to send reports of their ownership of Columbia’s stock to the Securities and Exchange Commission. Columbia believes that all Section 16(a) filing requirements that apply to its directors and executive officers were complied with for the fiscal year ending December 31, 2005. In making this disclosure, Columbia has relied solely on written representations of its directors and executive officers, and copies of the reports that they have filed with the SEC.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

During 2005 certain directors and executive officers of Columbia and Columbia Bank, and their associates, were customers of Columbia Bank, and it is anticipated that such individuals will continue to be customers of Columbia Bank in the future. All transactions between Columbia Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collect ability or present other unfavorable features.

Transaction with a Director of Columbia

On December 22, 2005, Columbia Bank entered into a purchase agreement with Titus Will Enterprises, Inc. d/b/a First National Auto Lease Co (“Titus Will”). James A. Will is the President of Titus Will and a director of

Columbia and the Bank. Under the agreement, with the exception of certain delinquent or non-performing leases, the Bank purchased the entire Titus Will portfolio of vehicle and equipment leases for an aggregate purchase price of $14.8 million. Prior to entering into the agreement, the Bank obtained an independent fair value assessment of the lease portfolio. Based on the independent fair value assessment and an internal credit review of the leases, management believes that the transaction was made on substantially the same terms as those prevailing at the time for comparable transactions with other persons who are not affiliated with the Bank and did not involve more than the normal risk of repayment or present other unfavorable features.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP (“Deloitte”) performed the audit of the consolidated financial statements of Columbia and its subsidiaries for the year ended December 31, 2005. Shareholders are not required to take action on the selection of the public accountants. A representative of Deloitte is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The following table sets forth the aggregate fees charged to the Company by Deloitte, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2005 and 2004 fiscal years and for other services rendered during the 2005 and 2004 fiscal years.

Fee Category	Fiscal 2005	% of Total	Fiscal 2004	% of Total
Audit Fees	$745,857	85.6%	$796,750	93.2%
Audit-Related Fees	125,958	14.4%	58,006	6.8%
Tax Fees	0		0	0.0%
All Other Fees	0		0	0.0%
Total Fees	$871,815	100.0%	$854,756	100.0%

Audit Fees.    Consists of fees billed to Columbia for professional services rendered by Deloitte in connection with the audit of our financial statements and review of financial statements included in Columbia’s Form 10-Q’s or services to Columbia in connection with statutory or regulatory filings or engagements.

Audit-Related Fees.    Consists of fees to provide internal control advisory services relating to Columbia’s program to address specific matters in connection with Sarbanes-Oxley.

Tax Fees.    Consists of fees relating to consultation regarding B&O tax refunds and vesting of unregistered stock during fiscal year 2005.

All Other Fees.    There were no fees for services not included above for the fiscal years ended 2005 and 2004.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement Sarbanes-Oxley, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The services performed by Deloitte in 2005 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its April 25, 2005 meeting. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that Deloitte may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by Deloitte in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by Deloitte during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from Deloitte when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review or other attest service;

2.	The aggregate amount of all such services provided under this provision does not exceed the lesser of $12,650 or five percent of total fees paid to the independent auditor in a given fiscal year;

3.	Such services were not identified at the time of the engagement to be non-audit services;

4.	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee consists of the directors listed below. The Board of Directors has determined that the membership of the Audit Committee meets the independence requirements as defined under the Nasdaq listing standards. During 2002 and early 2003, the SEC issued rules under Sarbanes-Oxley governing the role and membership standards of audit committees.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing Columbia’s financial reporting processes on behalf of the Board of Directors. With respect to fiscal 2005 the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management, and management represented to the Audit Committee that Columbia’s consolidated financial statements were prepared in accordance with generally accepted accounting principles;

(2)	discussed with the independent accountants the matters required to be discussed by SAS 61 (Communication with Audit Committees);

(3)	received from Deloitte the written disclosures required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), and the Committee discussed with Deloitte that firm’s independence;

(4)	discussed with Columbia’s internal and independent accountants the overall scope and plans for their respective audits;

(5)	met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Columbia’s internal controls, and the overall quality of Columbia’s financial reporting; and

Based on the review and discussions referred to in items (1) through (5) above, the Audit Committee has recommended to Columbia’s Board of Directors that the audited financial statements be included in Columbia’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

John P. Folsom, Chairman

Thomas M. Hulbert

Daniel C. Regis

James M. Will

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Columbia’s Annual Report and Form 10-K for the year ended December 31, 2005 (which is not a part of Columbia’s proxy soliciting materials) is being mailed to Columbia’s shareholders with this Proxy Statement. Additional copies of the Annual Report and Form 10-K will be furnished to shareholders upon request to:

JoAnne Coy

VP, Marketing Director

P. O. Box 2156, MS 8300

Tacoma, WA 98401-2156

Fax: (253) 305-0317

Delivery of Documents to Stockholders Sharing an Address

In some cases, only one copy of this Proxy Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions fro one or more of the stockholders. We will deliver promptly, upon written request, a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written or oral request to the Marketing Director at the address and number written above. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of either the Proxy Statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

COLUMBIA BANKING SYSTEM, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS APRIL 26, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COLUMBIA BANKING SYSTEM, INC.

The undersigned shareholder of COLUMBIA BANKING SYSTEM, INC. (“Columbia”) hereby nominates, constitutes and appoints Melanie J. Dressel and William T. Weyerhaeuser, and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all of the common stock of Columbia standing in my name and on its books on March 1, 2006, at the Annual Meeting of Shareholders to be held at the Greater Tacoma Convention & Trade Center, 1500 Broadway, Tacoma, Washington, 98402, on April 26, 2006, at 1:00 p.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as shown on the reverse side.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the April 26, 2006 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH HEREIN.

Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

PLEASE SIGN AND RETURN IMMEDIATELY

COLUMBIA BANKING SYSTEM, INC. 1301 A STREET

TACOMA, WASHINGTON 98402-4200

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Columbia Banking System, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Columbia Banking System, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

COLBA1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLUMBIA BANKING SYSTEM, INC.

1. ELECTION OF DIRECTORS.

A proposal to elect as directors the persons listed below to serve until the Annual Meeting of Shareholders in the year 2007 or until their successors are duly elected and qualified:

For All

Withhold All

For All Except

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

01) Melanie J. Dressel 02) John P. Folsom 03) Frederick M. Goldberg 04) Thomas M. Hulbert 05) Thomas L. Matson

06) Daniel C. Regis 07) Donald Rodman

08) William T. Weyerhaeuser 09) James M. Will

2. AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

A proposal to increase the number of shares available for issuance under the plan.

For

Against

Abstain

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

NOTE: Signature(s) should agree with name(s) on Columbia stock certificate(s). Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships should so indicate when signing. All joint owners must sign.

HOUSEHOLDING ELECTION—Please indicate if you consent to receive certain future investor communications in a single package per household

Yes

No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners)

Date